                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                             American Biltrite Inc.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                             AMERICAN BILTRITE INC.

                                57 RIVER STREET
                      WELLESLEY HILLS, MASSACHUSETTS 02181

                               ----------------

                      NOTICE OF ANNUAL MEETING TO BE HELD
                                  MAY 4, 1995

                               ----------------

To The Stockholders of
 American Biltrite Inc.:

  Notice is hereby given that the Annual Meeting of the Stockholders of American Biltrite Inc. will be held in the America Room, 2nd Floor, The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts, on Thursday, May 4, 1995 at 9:00 A.M. Boston time, for the following purposes:

  1. To elect three directors who will hold office until the Annual Meeting of Stockholders in 1998 and until their successors are duly elected and qualified.

  2. To consider and act upon a proposal to increase the number of authorized shares of the Company's common stock.

  3. To transact any other business that may properly come before the meeting or any adjournment thereof.

  The close of business on April 3, 1995 has been fixed as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

  It is desirable that the stock of the Company should be represented as fully as possible at the Annual Meeting. Please sign, date and return the accompanying proxy in the enclosed envelope, which requires no postage if mailed in the United States. If you should attend the Meeting, you may vote in person, if you wish, whether or not you have sent in your proxy.

                                          By Order of The Board of Directors

                                          Henry W. Winkleman
                                          Secretary

Wellesley Hills, Massachusetts
April 12, 1995

                                PROXY STATEMENT

  This proxy statement is furnished in connection with the solicitation, by and on behalf of the Board of Directors of American Biltrite Inc. (the "Company"), of proxies to be used in voting at the Annual Meeting of Stockholders (the "Meeting") to be held on May 4, 1995 in the America Room, 2nd Floor, The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts at 9:00 A.M. Boston time, and at any adjournments thereof. The principal executive offices of the Company are located at 57 River Street, Wellesley Hills, Massachusetts 02181. The cost of preparing and mailing the notice, proxy statement and proxy will be paid by the Company. It is expected that the solicitation of proxies will be by mail only, but may also be made by personal interview, mail, telephone or telegraph by Directors, officers or employees of the Company. The Company will request banks and brokers holding stock in their names or custody, or in the names of nominees for others, to forward copies of the proxy material to those persons for whom they hold such stock and to request authority for the execution of proxies and, upon request, will reimburse such banks and brokers for their out-of-pocket expenses incurred in connection therewith. This proxy statement and the accompanying proxy card were first mailed to stockholders on or about April 12, 1995.

  Proxies in the accompanying form, properly executed and duly returned to the management and not revoked, will be voted at the Meeting (including adjournments) and, where a specification is made by means of the ballot provided in the proxies regarding any matter presented to the meeting, such proxies will be voted in accordance with such specification.

  Any stockholder giving a proxy in the accompanying form retains the power to revoke it at any time prior to the exercise of the powers conferred thereby by filing a later dated proxy or by notice of revocation filed in writing with the Secretary of the Company. Attendance at the Meeting in person will not be deemed to revoke the proxy unless the stockholder affirmatively indicates at the Meeting an intention to vote the shares in person.

  On April 3, 1995 there were issued and outstanding 3,572,448 shares of the Company's Common Stock. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Meeting or any adjournment thereof, and those entitled to vote will have one vote for each share held.

  A copy of the Annual Report of the Company for the fiscal year ended December 31, 1994, is enclosed with this proxy statement.

  A quorum for the consideration of any question at the Meeting will consist of a majority of interest in all stock issued and entitled to vote upon such question. A plurality of the shares represented at the Meeting and voting is required to elect directors. On all other matters, a majority of the shares represented at the meeting and voting is required to decide the question.

                  ELECTION OF DIRECTORS; SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The Board of Directors is divided into three classes, the terms of which expire at successive Annual Meetings of Stockholders. The accompanying proxy will be voted for the election of the nominees named in Class II below unless otherwise instructed. The term of those Class II directors elected at this meeting will expire at the Annual Meeting of Stockholders held in 1998 upon the election and qualification of their successors.

  Should any person named below be unable or unwilling to serve as a director, persons acting under the proxy intend to vote for such other person as management may recommend. Each nominee is currently a director of the Company.

  The following table sets forth the name, age and principal occupation of each of the nominees for election as director, and each current director in the classes continuing in office, and the period during which he has served as a director of the Company. The table together with the accompanying text and footnotes also sets forth (a) the holdings of each director of the Company and of each person nominated to become a director of the Company, (b) the holdings of all officers and directors as a group and (c) the names, addresses and holdings of the Company's Common Stock for each person who owns of record, or is known by the Company to own beneficially, 5% or more of its Common Stock.

(a) Nominees and Security Ownership of Directors

                                                         SHARES OF
                                                        COMMON STOCK
                                                     OWNED BENEFICIALLY
      NAME, AGE, PRINCIPAL OCCUPATION       DIRECTOR       AS OF        PERCENT OF
 DURING THE PAST 5 YEARS AND DIRECTORSHIP    SINCE     APRIL 3, 1995      CLASS
 ----------------------------------------   -------- ------------------ ----------
 Class II Directors to serve until 1998
  Annual Meeting
 John C. Garrels, 3rd ....................    1977            800           --
  Age 55. Director, Global Banking, The
   Bank of Boston.
 James S. Marcus..........................    1971            200           --
  Age 65. Limited Partner, Goldman Sachs &
   Co., Investment Bankers, Director,
   Kellwood Company.
 Roger S. Marcus..........................    1981        445,068(1)       11.9%
  Age 49. Chairman of the Board and Chief
   Executive Officer of the Company.
   Chairman of the Board and Chief Execu-
   tive Officer of Congoleum Corporation.
 Class I Directors continuing in office
  until 1997 Annual Meeting
 Gilbert K. Gailius.......................    1983         21,600           --
  Age 63. Vice President and Chief
   Financial Officer of the Company.
 Jack Gold, Esq...........................    1985            200           --
  Age 84. Principal, Gold and Gold, Attor-
   neys
 Richard G. Marcus........................    1982        452,128(1)       12.1%
  Age 47. President and Chief Operating
   Officer of the Company. Vice Chairman
   of the Board of Congoleum Corporation.

                                                       SHARES OF
                                                      COMMON STOCK
                                                   OWNED BENEFICIALLY
    NAME, AGE, PRINCIPAL OCCUPATION       DIRECTOR       AS OF        PERCENT OF
DURING THE PAST 5 YEARS AND DIRECTORSHIP   SINCE     APRIL 3, 1995      CLASS
- - ----------------------------------------  -------- ------------------ ----------
Class III Directors continuing in office
 until 1996 Annual Meeting
Mark N. Kaplan, Esq.....................    1982           2,000          --
 Age 65. Partner, Skadden, Arps, Slate,
  Meagher & Flom, Attorneys. Director,
  Grey Advertising Inc., Diagnostic
  Retrieval Systems, Inc., REFAC
  Technology Development Corporation,
  The Harvey Group, Inc., Volt
  Information Sciences, Inc., and
  Congoleum Corporation
Natalie S. Marcus ......................    1992       1,175,168(1)      31.4%
 Age 78. Investor
William M. Marcus.......................    1966         337,500(1)       9.0%
 Age 57. Executive Vice President and
  Treasurer of the Company. Director of
  Reebok International Ltd. and
  Congoleum Corporation.

- - --------
    Natalie S. Marcus is the mother of Roger S. Marcus and Richard G. Marcus and the aunt of William M. Marcus. James S. Marcus is not related to Natalie, Roger, Richard or William Marcus.

(1) As of the date shown, these shares were among the 2,131,264 shares, or 56.9%, of the Company's outstanding Common Stock beneficially owned by the following persons, who have identified themselves as persons who have taken, and reasonably anticipate continuing to take, actions which direct or may cause the direction of the management and policies of the Company and the voting of their shares of Common Stock in a manner consistent each with the other, and who therefore may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934; Natalie S. Marcus (c/o American Biltrite Inc., 57 River Street, Wellesley Hills, MA 02181), Richard G. Marcus (c/o American Biltrite Inc., 57 River Street, Wellesley Hills, MA 02181), Roger S. Marcus (c/o American Biltrite Inc., 57 River Street, Wellesley Hills, MA 02181), William M. Marcus (c/o American Biltrite Inc., 57 River Street, Wellesley Hills, MA 02181) and Cynthia S. Marcus (c/o American Biltrite Inc., 57 River Street, Wellesley Hills, MA 02181). Charles E. Heming (c/o Wormser, Kiely, Galef & Jacobs, 711 Third Avenue, New York, NY 10017), trustee of certain trusts established by Natalie S. Marcus, may also be deemed to be a member of this group. Mr. Heming expressly disclaims his membership in this group.

    Natalie S. Marcus and Charles E. Heming, as co-trustees of certain trusts established by Natalie S. Marcus, have shared voting and investment power over 1,027,168 shares. Mrs. Marcus is also a co-trustee with Richard G. Marcus and Roger S. Marcus over 144,000 shares and trustee of a charitable trust which holds 4,000 shares.

    Richard G. Marcus had sole voting and investment power over 259,728 shares, including 6,764 shares held as custodian for his children. Mr. Marcus is also a co-trustee with Natalie S. Marcus and Roger S. Marcus over 144,000 shares. Mr. Marcus also has the right to acquire 48,400 shares which are issuable upon exercise of options exercisable within 60 days of the date of this proxy statement. Richard G. Marcus's wife, Beth A. Marcus, owns 800 shares, his daughter, Teri Marcus, owns 750 shares and his son, Todd Marcus, owns 386 shares.

  Roger S. Marcus had sole voting and investment power over 252,668 shares, including 3,200 shares held as custodian for his daughter, Julie Marcus. Mr. Marcus is also a co-trustee with Natalie S. Marcus and Richard G. Marcus over 144,000 shares. Mr. Marcus also has the right to acquire 48,400 shares which are issuable upon exercise of options exercisable within 60 days of the date of this proxy statement. Roger S. Marcus's daughter, Elissa G. Marcus, owns 3,950 shares, and his daughter, Julie Marcus, owns 750 shares.

  William M. Marcus had sole voting and investment power over 291,980 shares. Mr. Marcus also has the right to acquire 45,520 shares which are issuable upon exercise of options exercisable within 60 days of the date of this proxy statement. William Marcus's wife, Cynthia S. Marcus, owns 9,400 shares.

  Gilbert K. Gailius had sole voting and investment power over 12,000 shares. Mr. Gailius has the right to acquire 9,600 shares which are issuable upon exercise of options exercisable within 60 days of the date of this proxy statement.

(b) Security Ownership of Certain Beneficial Owners and Management

                                                      SHARES OF
                NAME AND ADDRESS                     COMMON STOCK    PERCENT OF
              OF BENEFICIAL OWNERS                OWNED BENEFICIALLY   CLASS
              --------------------                ------------------ ----------
Dimensional Fund Advisors, Inc.
 1299 Ocean Avenue Suite 650
 Santa Monica, California 90491..................      272,000(1)       7.3%
Wilen Management Corporation
 2360 West Joppa Road Suite 226
 Lutherville, Maryland 21093.....................      213,460(2)       5.7%

- - --------
(1) Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 9, 1994.
(2) Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on January 19, 1995.

  J. Dennis Burns, age 55, Vice President and General Manager, Tape Division since 1985, listed in the compensation table on page 9, beneficially owns 8,200 shares, all of which he has the right to acquire because such shares are issuable upon exercise of options exercisable within 60 days of the date of this proxy statement.

  The officers and directors of the Company as a group (13 persons) own beneficially 2,165,264 shares, or 57.8% of the Common Stock including 170,520 shares which are issuable upon exercise of options exercisable within 60 days of the date of this proxy statement.

                     DIRECTORS COMPENSATION AND COMMITTEES

  During 1994, the Board of Directors of the Company held five meetings. All directors attended all meetings of the Board and of those committees of the Board on which they respectively served. Each director who is not an officer and employee of the Company is entitled to receive a director's fee of $10,000 per year and $1,250 for each Board meeting and each Audit and Executive Committee meeting attended.

  Directors may elect to defer the receipt of all or a part of their fees. Amounts so deferred earn interest, compounded quarterly, at a rate equal to the Bank of Boston base rate at the end of each quarter.

  The Company has an Executive Committee consisting of five members. The functions of the committee are to advise and aid the officers of the Company in all matters concerning its interests and the management of its business and, when the Board of Directors is not in session, to exercise all the powers of the Board with reference to the conduct of the business of the Company which may be lawfully delegated by the Board of Directors. During 1994, the Executive Committee held no meetings. The members of the Executive Committee are Messrs. William M. Marcus, Chairman, Roger S. Marcus, Richard G. Marcus and Mark N. Kaplan.

  The Company has an Audit Committee consisting of three members, all of whom are non-employee directors. The principal functions performed by the committee during 1994 were the review of the results of the 1993 audit and the consideration and recommendation to the Board that the certified public accounting firm of Ernst & Young LLP be reappointed for the 1994 audit, the review and approval of the scope of the 1994 audit and audit fee structure, the review and approval of major accounting policies and practices affecting the Company's operating results, the review and approval of each of the non-audit services and fees which had been performed by Ernst & Young LLP during the 1994 fiscal year and the review of management's practices and procedures with respect to compliance by the Company with the Foreign Corrupt Practices Act of 1977. During 1994, the Audit Committee held one meeting. The members of the Audit Committee were Messrs. Benjamin Alpert, James S. Marcus and John C. Garrels, 3rd.

  The Company has a Compensation Committee consisting of three members. The committee met twice during 1994. The members of the Compensation Committee are Messrs. John C. Garrels, 3rd, Jack Gold and Mark N. Kaplan. The Company does not have a nominating committee of the Board of Directors.

                         COMPENSATION COMMITTEE REPORT

OVERALL POLICY

  The Company's executive compensation program is designed to reflect both corporate performance and individual responsibilities and performance. The Compensation Committee administers the Company's overall compensation strategy in an attempt to relate executive compensation appropriately to the Company's overall growth and success and to the executive's duties, demonstrated abilities and, where appropriate, the performance of his division. The objectives of this strategy are to attract and retain the best possible executives, to motivate these executives to achieve the Company's business goals and to provide a compensation package that recognizes individual contributions as well as overall business results.

  Each year the Compensation Committee conducts a review of the Company's executive compensation. This review includes consideration of: the relationship between an executive's current compensation and his current duties and responsibilities; the compensation of executive officers with similar duties and responsibilities; and inflationary trends. The annual compensation reviews permit an ongoing evaluation of the relationship between the size and scope of the Company's operations, its performance and its executive compensation. The Compensation Committee also considers the legal and tax effects (including without limitation the effects of Section 162(m) of the Internal Revenue Code of 1986, as amended) of the Company's executive compensation program in order to provide the most favorable legal and tax consequences for the Company and its executive officers.

  In its most recent annual review of executive compensation, the Compensation Committee also considered the recent, successful accomplishment (in February
1995) of the initial public offering and related recapitalization of Congoleum Corporation, a corporation in which the Company has had a minority equity interest since 1993. Specifically, the Compensation Committee noted the key role of Roger S. Marcus and Richard G. Marcus in this accomplishment and the additional responsibilities to be assumed by these individuals as a result of the Congoleum financing transactions.

  The Compensation Committee determines the compensation of the individuals whose compensation is detailed in this proxy statement and sets policies for and reviews the compensation awarded to the most highly compensated corporate executives. This process is designed to provide consistency throughout the executive compensation program. In reviewing the individual performance of the executives whose compensation is detailed in this proxy statement (other than Roger S. Marcus, the Company's Chief Executive Officer), the Compensation Committee takes into account the views of Mr. Marcus.

  The key elements of the Company's executive compensation consist of base salary, annual bonus and stock options. The Compensation Committee's policies with respect to each of these elements, including the bases for the compensation awarded to Roger S. Marcus, the Company's Chief Executive Officer, are discussed below. In addition, although the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including pension benefits, insurance and other benefits, as well as the program described below.

BASE SALARIES

  Base salaries for executive officers are determined by considering historical salaries paid by the Company to officers having certain duties and responsibilities and then evaluating the current responsibilities of the position, the scope of the operations under management and the experience of the individual. Annual salary adjustments are determined by evaluating on an individual basis new responsibilities of the executive's position, changes in the scope of the operations managed, the performance of such operations and the performance of the executive in the position and annual increases in the cost of living.

  With respect to the base salary of Roger S. Marcus in 1994, the Compensation Committee took into account the Company's performance and the assessment by the Compensation Committee of Mr. Marcus's individual performance. The Compensation Committee also took into account the length of Mr. Marcus's service to the Company and his increasing responsibilities in the course of such service. Mr. Marcus's base salary of $362,500 for 1994 represents an increase of 5.8% over his $342,500 base salary for 1993. The Compensation Committee approved a base salary of $395,000 for Mr. Marcus for 1995, an increase of 9.0% over his 1994 base salary.

ANNUAL BONUS

  The Company's executive officers are eligible for an annual cash bonus. Annual bonuses are determined on the basis of individual and corporate performance. The most significant corporate performance measure for bonus payments is earnings of the Company as a whole and then the relevant divisions or subsidiaries, where appropriate. The Compensation Committee has adopted the policy of paying bonuses to Roger S. Marcus and Richard G. Marcus of approximately 3-4% of the Company's after-tax earnings, taking into account significant non-operational occurrences and the actual level of profitability for the relevant year. In determining annual bonuses, the Committee also considers the views of Mr. Marcus as Chief Executive Officer and discusses with him the appropriate bonuses for all executives, including Mr. Marcus.

  For 1994, Roger S. Marcus was awarded an aggregate bonus of $925,000. For 1993, he was awarded a bonus of $400,000. A portion of Mr. Marcus's 1994 bonus was based on earnings for the Company as a whole in accordance with the Compensation Committee policy set forth above. A substantial portion of Mr. Marcus's 1994 bonus, however, was awarded to Mr. Marcus for his extraordinary efforts in bringing about the initial public offering and related recapitalization of Congoleum Corporation, both of which were consummated in February 1995. This portion of Mr. Marcus's 1994 bonus represents a portion of the amount received by the Company in connection with this public offering and recapitalization. Another significant portion of Mr. Marcus's 1994 bonus was awarded to Mr. Marcus in recognition of his important role in the overall success of the Company's joint venture with Congoleum Corporation. This extraordinary bonus represents a portion of the amount received by the Company under a Personal Services Agreement entered into in connection with the consummation of the Congoleum joint venture. In awarding Mr. Marcus's aggregate bonus, the Committee also considered the performance of the Company's Common Stock and Mr. Marcus's role in promoting the long-term strategic growth of the Company.

STOCK OPTIONS

  Under the Company's 1993 Stock Award and Incentive Plan, stock options are granted to the Company's executive officers. The Compensation Committee sets guidelines for the size of stock option awards based on factors similar to those used to determine base salaries and annual bonus. Stock options are designed to align the interests of executives with those of the stockholders.

  Under the Stock Option Plan, stock options are typically granted with an exercise price equal to the market price of the Common Stock on the date of grant and vest over time. This approach is designed to encourage the creation of stockholder value over the long term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over time. No new options were granted to Roger S. Marcus in 1994.

CONCLUSION

  Through the programs described above, a significant portion of the Company's executive compensation is linked directly to individual and corporate performance. In 1994, 62.7% of the Company's executive compensation consisted of performance-based variable elements. In the case of Roger S. Marcus, approximately 71.8% of his 1994 compensation consisted of performance-based variable elements. The Compensation Committee intends to continue the policy of linking executive compensation to corporate and individual performance, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

                                          COMPENSATION COMMITTEE

                                          Mark N. Kaplan, Chairman
                                          John C. Garrels, 3rd
                                          Jack Gold

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mark N. Kaplan, a director of the Company, is a partner in Skadden, Arps, Slate, Meagher & Flom, a law firm retained by the Company in 1994 and proposed to be retained during 1995.

  Jack Gold, a director of the Company, is a principal in Gold and Gold, a law firm retained by the Company in 1994 and proposed to be retained during 1995. In fiscal year 1994, the Company paid fees for professional services to such firm in the amount of $42,825.

                             EXECUTIVE COMPENSATION

  The table that follows sets forth information concerning the compensation earned by or paid to the Company's Chairman of the Board and Chief Executive Officer and the Company's four other most highly compensated officers for services rendered to the Company and its subsidiaries in all capacities during each of the last three years. The table also identifies the principal capacity in which each of the named executives served the Company at the end of 1994.

                           SUMMARY COMPENSATION TABLE

                                                       LONG TERM
                                  ANNUAL COMPENSATION    AWARDS
                                  -------------------- ----------
                                                       SECURITIES
                                                       UNDERLYING      (1)
NAME AND PRINCIPAL                                      OPTIONS/    ALL OTHER
POSITION                          YEAR SALARY$ BONUS$   SARS(#)   COMPENSATION$
- - ------------------                ---- ------- ------- ---------- -------------
Roger S. Marcus.................. 1994 362,500 925,000               14,500
 Chairman of the Board            1993 342,500 400,000   36,000       7,075
 and Chief Executive Officer      1992 327,500 150,000                6,866
Richard G. Marcus................ 1994 362,500 925,000               14,500
 President and Chief              1993 342,500 400,000   36,000      17,075
 Operating Officer                1992 327,500 150,000               16,866
William M. Marcus................ 1994 290,000 240,000               14,500
 Executive Vice President         1993 274,000 160,000   28,800      17,075
 and Treasurer                    1992 262,000 120,000               16,866
Gilbert K. Gailius............... 1994 225,000 150,000               14,500
 Vice President-Finance and Chief 1993 215,000 100,000   12,000      16,450
 Financial Officer                1992 207,500  75,000               16,225
J. Dennis Burns.................. 1994 156,250  85,000                4,500
 Vice President and General Man-  1993 148,750  65,000    5,000       4,463
  ager,
 Tape Dvision                     1992 140,000  55,000                4,200

- - --------
(1) The amounts disclosed in this column include:

  (a) Company contributions of the following amounts in 1994, 1993 and 1992 respectively under the Section 401(k) Savings Investment Plan on behalf of Roger S. Marcus, Richard G. Marcus and William M. Marcus, $4,500, $7,075 and $6,866 each; Gilbert K. Gailius $4,500, $6,450 and $6,225;
      and J. Dennis Burns $4,500, $4,463 and $4,200.

  (b) Payment by the Company in 1994, 1993 and 1992 to individual life insurance trusts for Richard G. Marcus, William M. Marcus and Gilbert
      K. Gailius and in 1994 for Roger S. Marcus, $10,000 each year for each individual.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

                                                                          VALUE OF UNEXERCISED
                                                NUMBER OF UNEXERCISED     IN THE MONEY OPTIONS
                           SHARES                OPTIONS AT 12/31/94         AT 12/31/94(1)
                         ACQUIRED ON  VALUE   ------------------------- -------------------------
                          EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
      NAME                   (#)       ($)        (#)          (#)          ($)          ($)
      ----               ----------- -------- ----------- ------------- ----------- -------------
Roger S. Marcus.........      --         --     46,400       61,600       853,100      709,400
Richard G. Marcus.......      --         --     46,400       61,600       853,100      709,400
William M. Marcus.......      --         --     43,520       50,080       821,780      584,120
Gilbert K. Gailius......   10,000    201,250     8,400       21,600       126,900      258,600
J. Dennis Burns.........      --         --      7,400        9,600       137,550      120,200

- - --------
(1) Based upon the difference between exercise price and closing price per share on December 31, 1994.

                          DEFINED BENEFIT PENSION PLAN

  In addition to the remuneration set forth above, the Company contributes annually to The Retirement Plan for Salaried Employees of American Biltrite Inc. (the "Pension Plan"), a defined benefit pension plan. The annual actuarial valuation of the Pension Plan is performed using the Projected Unit Credit Cost Method as the actuarial cost method under which the Company's contributions are determined for all participants as a group. Allocations of the Company's contribution to individual participants are not readily available.

  The table below sets forth certain information relating to the Pension Plan with respect to the five most highly compensated executive officers of the Company.

                                                          1994        CREDITED
                                                      REMUNERATION     YEARS
            NAME                                     COVERED BY PLAN OF SERVICE
            ----                                     --------------- ----------
      Roger S. Marcus...............................    $150,000         27
      Richard G. Marcus.............................     150,000         24
      William M. Marcus.............................     150,000         34
      Gilbert K. Gailius............................     150,000         16
      J. Dennis Burns...............................     150,000         10

  For employees retiring during 1994, the following are the approximate maximum retirement benefits, subject to limitations, if any, imposed by law, payable under the Pension Plan to persons whose highest average compensation over a period of five consecutive years during the last ten years of service is in the classification indicated.

                      APPROXIMATE ANNUAL PENSION AT AGE 65

    FINAL                                  TOTAL YEARS OF SERVICE AS A PLAN MEMBER
   AVERAGE                                 ---------------------------------------
 CMPENSATIONO                                15      20      25      30      35
- - ------------                               ------- ------- ------- ------- -------
  $100,000...............................  $12,000 $16,000 $20,000 $24,000 $29,000
   200,000...............................   19,000  25,000  32,000  38,000  44,000
   300,000...............................   19,000  25,000  32,000  38,000  44,000
   400,000...............................   19,000  25,000  32,000  38,000  44,000
   500,000...............................   19,000  25,000  32,000  38,000  44,000

                      CUMULATIVE TOTAL SHAREHOLDER RETURN

  The graph that follows compares the monthly cumulative total shareholder return of the Company's common stock to the monthly cumulative returns of the American Stock Exchange Market Value Index and a Peer Group Index which includes companies in Standard Industrial Classification (SIC) code number 3089--Plastic Products, N.E.C.

                             [GRAPH APPEARS HERE]

- - ------------------------------ FISCAL YEAR ENDING -----------------------------
COMPANY                   1989     1990      1991      1992      1993      1994

AMERICAN BILTRITE INC      100    56.76    102.34    119.66    286.08    350.93
INDUSTRY INDEX             100    94.94    154.17    151.31    192.49    189.17
BROAD MARKET               100    84.80    104.45    105.88    125.79    111.12

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors of the Company has selected Ernst & Young LLP as the Company's independent public accountants for 1994. Representatives of Ernst & Young LLP are expected to be present at the Meeting, will be given an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Proposals of security holders intended to be presented at the next annual meeting of the Company in May, 1996 must be received by the Company at its principal executive offices no later than December 8, 1995.

                       PROPOSAL TO INCREASE THE NUMBER OF
                       AUTHORIZED SHARES OF COMMON STOCK

  The Board of Directors of the Company recommends that the stockholders authorize an amendment to the Company's Restated Certificate of Incorporation (the "Amendment") increasing the number of authorized shares of Common Stock from 5,500,000 to 15,000,000. The Amendment would not change the number of currently authorized shares of the Company's Preferred Stock.

  On May 4, 1994, the Company's Board of Directors declared a two-for-one stock split, distributed as a stock dividend to holders of record of the Common Stock on June 17, 1994. In connection with the distribution, the Company issued 1,780,416 new shares of Common Stock, thereby reducing the number of authorized shares of Common Stock available for issuance from 2,672,514 shares to 892,098 shares, including authorized but unissued shares reserved for issuance under the terms of the Company's stock-based employee benefit plans. On April 3, 1995, there were 4,607,902 shares of Common Stock outstanding, 140,900 shares of Common Stock reserved for issuance under the Company's 1985 Stock Option Plan and 294,560 shares of Common Stock reserved for issuance under the American Biltrite Inc. 1993 Stock Award and Incentive Plan. Accordingly, if the Amendment had been authorized and effective under Delaware law as of that date, the number of shares of Common Stock available for future issuance would have been 9,956,638.

  If the Company's stockholders authorize the Amendment and it becomes effective under Delaware law, the first and second sentences of Articles FOURTH of the Company's Restated Certificate of Incorporation, which set forth the Company's currently authorized capital stock, will be amended to read as follows:

  FOURTH: The total number of shares of capital stock of all classes which the Corporation shall have the authority to issue is sixteen million (16,000,000) shares. Fifteen million (15,000,000) shares shall be Common Stock, no par value, and one million (1,000,000) shares shall be Preferred Stock, no par value.

  The Company's Board of Directors believes that it is in the best interests of the Company and its stockholders to increase the number of authorized shares of Common Stock to 15,000,000 and, in accordance with Delaware law, has adopted a resolution setting forth the Amendment, declaring the Amendment advisable and directing that the Amendment be considered at the Meeting.

  If the Amendment is authorized and becomes effective, the additional authorized Common Stock would be available for issuance in the future for such corporate purposes and such consideration as the Board of Directors deems advisable from time to time without further action by the stockholders, unless such action is required by applicable law or necessary for compliance with the rules of any stock exchange on which the Company's securities may then be listed. Under the current rules of the American Stock Exchange, on which the Common Stock is presently listed and principally traded, stockholder approval is required as a prerequisite to listing shares in several instances, including acquisition transactions where the present or potential issuance of shares results or could result in an increase of at least 20% in the number of shares of common stock outstanding.

  The Company has no present plans, understandings or agreements for the issuance, sale or other use of the additional authorized Common Stock provided for in the Amendment. Authorized shares of Common Stock in excess of those shares outstanding (including, if authorized, the additional Common Stock provided for in the Amendment) will remain available for general purposes such as financings, acquisitions, stock splits, stock dividends and management incentive and employee benefit plans and could also be used to make more difficult a change in control of the Company.

  The Board of Directors of the Company believes that the increase in the authorized Common Stock provided for in the Amendment provides the Company with additional flexibility to take advantage of business opportunities as they arise by allowing the Company to issue additional shares of Common Stock without the expense and delay of calling a special meeting of the Company's stockholders for that purpose. The affirmative vote of the holders of a majority of the Company's outstanding shares of Common Stock is required to authorize the Amendment.

                                 OTHER MATTERS

  The management has no knowledge of any other matters which may come before the Meeting and does not itself intend to present any such other matters. However, if any such other matters shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          Henry W. Winkleman
                                          Secretary

Wellesley Hills, Massachusetts
April 12, 1995